EXHIBIT 23







                  INDEPENDENT AUDITORS' CONSENT
                  -----------------------------



Ennis Business Forms, Inc. 401(k) Plan
The Board of Directors:


We consent to the incorporation by reference in the registration statement No. 333-38100 on Form S-8 of Ennis Business Forms, Inc. of our report dated June 29, 2001, relating to the statements of net assets available for benefits of the Ennis Business Forms, Inc. 401(k) Plan as of December 31, 2000 and 1999, and the related statement of changes in net assets available for benefits for the year ended December 31, 2000, and the related schedule, included in this annual report on Form 11-K.


                            /s/ KPMG LLP


Dallas, TX
June 29, 2001